Exhibit (h)(26)

FORM OF LICENSE AGREEMENT

This Agreement executed on the date hereinbelow mentioned by and amongst:

KOTAK MAHINDRA BANK LIMITED, a banking company incorporated under the provisions of the Companies Act, 1956, and having its registered office at 36-38A, Nariman Bhavan, 227 Nariman Point, Mumbai 400021 (hereinafter referred to “the Owner”, which expression shall, unless repugnant to the context, mean and include its successors in interest, and / or assigns) of the FIRST PART;

AND

FINANCIAL INVESTORS TRUST, an open-end management investment company registered under the Investment Company Act of 1940, as amended, and organised as a Delaware statutory trust and having its office at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (hereinafter called “the Licensee”, which expression shall unless repugnant to the context, mean and include its successors in interest) of the SECOND PART;

AND

KOTAK MAHINDRA (UK) LIMITED, a company incorporated in England and Wales under registered number 2992399 having its registered office at Farringdon Place, 20 Farringdon Road, London EC1M 3AP and registered as an investment adviser under the Investment Advisers Act of 1940, as amended (hereinafter called “KMUK”, which expression shall unless it be repugnant to or inconsistent with the context or meaning thereof be deemed to mean and include its successors, administrators, of) the THIRD PART;

AND

ALPS ADVISORS, INC., a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 and registered as an investment adviser under the Investment Advisers Act of 1940, as amended (hereinafter called “ALPS”, which expression shall unless repugnant to the context, mean and include its successors in interest) of the FOURTH PART.

each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

A.

The Owner is a banking company and is the owner of intellectual property rights to several trademarks, servicemarks, tradenames, word marks and logo marks in various renditions, which are set forth and/or as graphically shown in the Annexure A attached herein (hereinafter collectively referred to as “Licensed Trademarks”).

B.

ALPS/Kotak India Growth Fund (“Fund”) is a series of shares of the Licensee. The Fund has been established to provide shareholders of the Fund with long term capital appreciation by primarily investing in listed equity and equity linked securities of companies registered in India. The Fund will make its investments in India through its wholly-owned Mauritian subsidiary, India Premier Equity Portfolio (the “Portfolio”). The Portfolio is a private limited company limited by shares incorporated and registered in Mauritius and incorporated under the Mauritius Companies Act 2001. The Portfolio holds a Category 1 Global Business Licence under the Financial Services Development Act 2001. In order to make investments in India, the Portfolio is registered with Securities and Exchange Board of India as a sub-account of KMUK, the Foreign Institutional Investor (“FII”) under the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995.

C.

The Licensee has entered into an investment advisory agreement dated January 28, 2011 appointing ALPS as investment adviser of the Fund. ALPS is responsible for the overall management and administration of the Fund’s business affairs. Under the said investment advisory agreement, ALPS has the authority to select sub-advisers for the Fund and ALPS has appointed KMUK as sub-adviser of the Fund pursuant to a sub-advisory agreement dated the same date as the ALPS’ investment advisory agreement. The Licensee had therefore requested the Owner to co-brand the Fund and for this purpose it sought permission of the Owner to use the Licensed Trademarks.

D.

The Owner has, on the aforesaid representations and submissions made by the Licensee and ALPS, acceded to the request of the Licensee and has agreed to permit the Licensee to use the Licensed Trademarks for the Fund in the course of the business of the Fund as aforesaid and the Fund’s products and services (“Business”), by affixing the same in the Fund’s promotional and other materials to establish common synergy and create association in the minds of the public resulting from the common use by the Owner and the Licensee of the Licensed Trademarks.

E.

In furtherance to the above, the Owner has appointed KMUK to supervise, check. monitor and control use of the Licensed Trademarks proposed to be licensed to the Licensee under this Agreement and KMUK has agreed to do the same under the terms of this Agreement.

F.

To facilitate the Licensee to be able to use the Licensed Trademarks as aforesaid the Owner have provided or shall provide the Licensee with the design of artwork of the Licensed Trademarks with the detailed description of all other specifications.

G.	The Parties are now desirous to reduce their understanding in writing.

NOW, THEREFORE, for and in consideration of the foregoing and mutual covenants and agreements set forth as herein contained, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1)

The Owner represents and warrants to the Licensee that the Owner is the registered owner of the Licensed Trademarks provided by the Owner to the Licensee. The Owner hereby grants the Licensee for the period of this Agreement a non-exclusive, non-transferable, revocable license, without the right to sub-license, to use the Licensed Trademarks as a licensee in connection with Licensee’s Business in the places where Licensee is carrying on its Business, pursuant to this Agreement.

2)

The Licensee has agreed to use the Licensed Trademarks on the promotional and other materials of its Business by affixing the Licensed Trademarks on such materials. The Licensee agrees to use the Licensed Trademarks on the promotional and other materials relating to its Business strictly in accordance with specifications of the Owner and/or KMUK as contained herein.

3)

The Licensee shall not at any time claim that its use of the Licensed Trademarks has created or vested in the Licensee any ownership right, title or interest therein. The Licensee hereby specifically and expressly disclaims and waives all or any ownership right, title or interest in or upon the Licensed Trademarks other than rights expressly granted pursuant to this Agreement.

4)	The Licensee specifically agrees and undertakes that:

4.1	it shall use the Licensed Trademarks strictly in conformance with the instructions and directions of the Owner and/or KMUK;

4.2

it shall only use the Licensed Trademarks (a) in the name and corporate identity of the Fund; (b) on or in connection with its Business, by affixing the Licensed Trademarks in the Fund’s promotional and other materials, or (c) otherwise as expressly permitted by the Owner and/or KMUK in terms set out herein. To facilitate the Licensee to be able to use the Licensed Trademarks as aforesaid the Owner and/or KMUK has provided or shall provide the Licensee with the design of artwork of the Licensed Trademarks with the detailed description of all other specifications as more fully set out in the Annexure A, appended to this Agreement. The Owner and/or KMUK may ask the Licensee to indicate by suitably imprinting upon the sign boards, labels, and stationery that it is using the Licensed Trademarks of the Owner under a license from the Owner;

4.3

it shall use the Licensed Trademarks strictly in accordance with the license granted herein and comply with all the rules and regulations pertaining to such use as may be required by law or which may be imposed by any regulatory body or authority or any judicial authority, court or tribunal in any jurisdiction where the Licensed Trademarks are used or purported to be used;

4.4

it shall not use the Licensed Trademarks in any manner which shall or may jeopardise the significance, distinctiveness or validity of the Licensed Trademarks and shall apply and use the Licensed Trademarks only upon or in relation to or in connection with its Business and only in such form and manner which the Owner and/or KMUK may from time to time direct;

4.5

it shall not deal or make any transactions or offer any services under the Licensed Trademarks which in the opinion of the Owner and/or KMUK are objectionable or do not attain the standards or quality prescribed from time to time by the Owner and/or KMUK and the decision of the Owner and/or KMUK in this behalf shall be final and binding on the Licensee;

4.6

it shall upon written request of the Owner and/or KMUK deliver to the Owner and/or KMUK specimen / copies of all the labels, stationery, advertisement and sales literature employed or used by the Licensee in connection with its Business. The Owner and/or KMUK shall have the right to supervise, check, monitor and/or control the method and manner of use of under the Licensed Trademarks by the Licensee in respect of its Business and the quality and the contents thereof. The Owner and/or KMUK shall either by itself or through its managers, agents or servants be entitled to visit, upon reasonable written notice and during normal office hours, the office/s and place/s of Business of the Licensee from where it is carrying on its Business under the Licensed Trademarks and inspect the records pertaining to its Business with a view to satisfy that the conditions and stipulations of the Owner and/or KMUK are being fulfilled by the Licensee and the Licensee shall co-operate with the Owner and/or KMUK and its managers, agents and servants in that behalf;

4.7

it specifically recognizes the Owner’s title to the Licensed Trademarks as well as the validity thereof and will not at any time bring such title or validity into issue, nor do or suffer to be done any act or thing which may in any way impair the rights of the Owner to the Licensed Trademarks or support an application challenging the validity of the Licensed Trademarks and any such attempt shall be deemed to be void;

4.8

it shall meet all the expenses in regard to conducting its Business including the costs of stationery, labels and imprints, service tax, sales tax, income tax and all other duties, taxes and charges of whatsoever nature, and the Owner and/or KMUK shall not under any circumstances be liable to bear any expenditure or pay any amount, damages, costs etc. on account of dealings / transactions done by the Licensee under the Trademarks.

4.9

it shall not at any time take any action or omit to take any action or assert or claim any right, title or interest to or in the Licensed Trademarks which shall or may affect any right, title or interest of the Owner to or in the Licensed Trademarks or create any right, title or interest therein or thereto which may be adverse to the right, title and interest of the Owner.

4.10

it shall not, in using the Licensed Trademarks, represent that it has any right, title or interest in and to the ownership of the Licensed Trademarks or any registration thereof to any third party. The Licensee shall, if so required by the Owner and/or KMUK, obtain the Owner’s and/or KMUK’s approval of the form and manner of the use of the Licensed Trademarks in connection with the products, labels, advertisement, and other materials and if the Licensee desires to use the Licensed Trademarks anywhere other than in the course of its normal promotional material of its Business it shall obtain prior written consent of the Owner and/or KMUK.

4.11

it shall, throughout the continuation of this Agreement, use its best endeavours to disclose any infringement or unauthorised use of the Licensed Trademarks and notify the Owner and/or KMUK promptly of any infringement or threatened infringement of the Licensed Trademarks and in writing or of any litigation, pending or threatened pertaining to the Licensed Trademarks. The Licensee further agrees to extend its reasonable co-operation in regard to any action which the Owner and/or KMUK may initiate including providing Owner and/or KMUK with information including proof of the Licensee’s use of Licensed Trademarks, all at the Owner’s expense.

4.12	it shall not register or cause to be registered, during or after the term of this Agreement any trademarks or trade name which may be confusingly similar to the Licensed Trademarks.

4.13

to comply with all the statutory and other regulatory and compliances directives as may be applicable to it whilst use of the Licensed Trademarks in connection with its Business and protection / registration of the Owner’s Trademarks, in this regard.

4.14	It shall at Owner’s expense extend all necessary and reasonable co-operation and assistance to the Owner and/or KMUK, for protection of the Licensed Trademarks, if so required.

5)

The Owner shall not be deemed to assume any responsibility or liability whatsoever either to the Licensee or to any customer of the Licensee or to any third party regarding the standards, quality, contracts or characteristics of the products or services provided by the Licensee in connection with the Business.

6)

The Owner reserves its right to prosecute or defend any suits or other proceedings, involving the Licensed Trademarks and to take such action, at its expense, as may be necessary in its opinion to protect and safeguard the Licensed Trademarks. The Owner may take such action in its own name, or in the name of the Licensee, or in the joint names of the Owner and Licensee wherever the Owner deems it necessary; provided, however, that any action taken in whole or in part in the name of the Licensee shall require the written consent of the Licensee (which shall not be unreasoanbly withheld), and Owner shall not be permitted to settle any claim, action, suit, arbitration, alternate dispute resolution mechanism or other proceeding to which Licensee is a party, whether of a civil, criminal, administrative or investigative nature (each, a “Proceeding”) in any manner which would impose any penalty, limitation or admission of Licensee’s liability on Licensee without Licensee’s written consent.

7)

The Licensee declares, confirms and agrees that all its Business in connection with which it uses the Licensed Trademarks shall always conform to the standards as prevalent in its industry and the Licensee shall not knowingly do or cause to be done any act or omission in respect of its Business and especially where the Licensed Trademarks are used, which prejudices the Owner’s right, title or interest in the said Licensed Trademarks, and/ or in any manner causes, disrepute, diminution in the value thereof in the eyes of the public or otherwise.

8)

Nothing in this Agreement shall be construed to convey any rights to the Licensee in any marks owned by the Owner or its subsidiaries other than the Licensed Trademarks, including, without limitation, any trademarks owned by the Owner which may be used in combination with, or may be derivative of, the Licensed Trademarks.

9)	CONSIDERATION

9.1

It is specifically understood by and among the Parties hereto that this Agreement does not contemplate the payment of any separate license fee or royalty now or in future by the Licensee to the Owner, for such use of the Licensed Trademarks in connection with the Business. No other payment is contemplated among the Parties for the use of the Licensed Trademarks by the Licensee.

9.2

The Parties hereto agree that the appointment of KMUK as the sub-adviser of the Fund and the common synergy obtained by the Parties, created by the association in the minds of the public resulting from the common use by the Owner and the Licensee, of the Licensed Trademarks and the benefit obtained by the Owner pursuant to advertising and other expenses incurred by the Licensee, in consultation with the Owner, shall be good and valuable consideration for the mutual assumption of rights and obligations hereto by the Parties.

10)	EFFECTIVE DATE

The Effective Date of this Agreement is January 28, 2011.

11)	PERIOD OF AGREEMENT

11.1	The Agreement shall be valid from the Effective Date for a period of three (3) calendar years or until terminated in accordance with Clause 12 hereof.

11.2

If the Licensee wishes to renew this Agreement, it shall intimate the Owner in writing its desire to do so at least one (1) month prior to the expiry of this Agreement. On receipt of the request from the Licensee, this Agreement may be renewed at the option of the Owner, which consent shall not be unreasonably withheld, on terms and conditions mutually agreed between the Parties.

12)	TERMINATION OF AGREEMENT

12.1	This Agreement shall terminate:

12.1.1

In the event of breach or non-compliance of any term or condition by the Licensee in the performance of any obligations hereunder to be performed by it, which breach or non-compliance remains uncured as follows. Upon such an event, the Owner shall give a notice in writing to the Licensee giving details of the breach and granting not less than 14 calendar days time to rectify or remedy the breach. If such breach is not rectified or remedied within the said period, the Owner shall be entitled to terminate this Agreement forthwith following the expiry of the 14 calendar days period hereinabove mentioned.

12.1.2

In the event of lawful performance of this Agreement or any part thereof by any Party becoming impossible due to any reason including force majeure conditions, Acts of God, consequence of any law, Act of Government, final judgement or order of any court having jurisdiction over either party.

12.1.3	In the event of the Licensee being wound up or going into liquidation.

12.1.4	KMUK ceasing to be the sub-adviser of the Fund.

12.1.5

On an appointment of any trustee, liquidator, etc., to manage the assets of the business of the Licensee or institution of any proceedings for the same or any order of attachment / execution of the assets of the Licensee being passed by a Court having jurisdiction over the Licensee unless such order of attachment/ execution is vacated within 60 days from the date at which the same is passed.

12.2

The Licensee shall forthwith inform the Owner in writing upon occurrence of any events specified in clause 12.1 or any event which with the passage of time may result in an event specified in clause 12.1.

13)	EVENTS UPON TERMINATION

13.1

Upon termination of this Agreement in accordance with Section 12, the rights and license granted by the Owner to the Licensee shall be revoked as of the date of such termination, and on such termination, the Licensee shall cease and desist to make any further use of the Licensed Trademarks in any manner whatsoever.

13.1

Termination of this Agreement shall not affect any accrued rights of the any of the Parties to this Agreement or those provisions that are intended to remain in force by the parties after such termination.

13.3

Upon termination of this Agreement, the Licensee shall immediately return any designs, artwork specifications that may have been provided by the Owner to the Licensee to the Owner without retaining copies thereof at its own cost and stop use of the Licensed Trademarks and confirm in writing to the Owner of the same.

13.4

The Licensee agrees that upon termination, the Fund shall forthwith change its name to remove the word “Kotak” from its name and the Licensee shall not use any trademark, servicemark or corporate identity deceptively similar to that of the Owner and/or its affiliates, provided that the Licensee shall be entitled to continue using “Kotak” in connection with identifying the new name of the Fund or announcing termination of liquidation of the Fund, and for any other purpose required by law with prior written approval of the Licensor.

13.5

The Licensee further agrees that upon termination, the Licensee shall forthwith destroy all the unused stationery, visiting cards, literature which bear the Licensed Trademarks and the Licensee shall not claim damages on account of termination by short notice as also not claim any compensation for erosion or destruction of the stationery etc.

13.6

The Licensee shall not make any claim as to any right, title or interest in the Licensed Trademarks against the Owner, upon termination of this Agreement in accordance with Section 12 hereto. The Licensee shall not institute any suit, claim or proceedings against the Owner for any such alleged right, title or interest in the Licensed Trademarks upon termination of this Agreement for any reason whatsoever.

14)	ASSIGNMENT

The Licensee shall not assign this Agreement or any rights granted hereunder, in whole or in part to anyone without the prior written consent of the Owner and any attempted assignment without such consent shall be null and void.

15)	DISPUTE RESOLUTION

The Parties agree to use their best efforts to attempt to resolve all disputes arising hereunder promptly, equitably and in good faith, and further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute. Such dispute resolution shall be effected by negotiations and consultation between the Chief Executives / Board of Directors of the Owner and the Licensee.

16)	ARBITRATION

16.1

In the event of any dispute or difference arising out of the terms of this Agreement or interpretation thereof, the Parties hereto shall endeavour to amicably resolve the issue within fifteen (15) days from the date on which dispute first occurs in accordance with Clause 15 above, failing which such dispute or difference shall be settled exclusively and finally by Arbitration. The Arbitration shall be conducted in Mumbai, India, in accordance with the Arbitration and Conciliation Act, 1996 as in force on the date of delivery by either Party of a notice of arbitration. The arbitration proceedings shall be governed by the laws of India.

16.2	The arbitration shall be conducted by a sole arbitrator to be jointly appointed by the Owner, Licensee and KMUK. In case of disagreement between the Parties as to the appointment of the sole Arbitrator, the Owner and KMUK shall jointly appoint one arbitrator and the Licensee shall appoint second arbitrator and the two arbitrators so appointed shall appoint a third arbitrator who shall be the presiding arbitrator. The Parties agree to be bound by the terms of the award of such Arbitrator and the award shall be enforceable in any competent court of law.

16.3	The language to be used in the arbitration shall be English.

16.4	The costs of arbitration shall be determined by the arbitrator in accordance with the Rules prescribed under Arbitration and Conciliation Act, 1996.

17)	NOTICES

17.1

Any notices required or permitted by this Agreement may be given by either Party to the other Party in the English language by despatching it with postage prepaid, registered post with acknowledgement due or by courier or facsimile transmission, provided that any facsimile transmission is confirmed by hard copy, directed to the address of the other Party given below or at such other address as may be supplied by either Party from time to time.

To:

Head- Legal

Kotak Mahindra Bank Limited

Kotak Infiniti, 5th Floor, Bldg. No 21,

Infinity Park, Off Western Express Highway,

General AK Vaidya Marg, Malad (E),

Mumbai – 400 097

India

Fax: 9122-67259088

To: General Counsel

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Kind Attention: General Counsel

Fax: 303-623-7850

To:

Kotak Mahindra (UK) Limited,

Farringdon Place, 20 Farringdon Road,

London EC1M 3AP

Fax:

To: General Counsel

ALPS Advisors, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Kind Attention: General Counsel

Fax: 303-623-7850

17.2

All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the expiry of seven days after posting if sent by registered post, or (iii) the business date of receipt, if sent by courier.

18)	WAIVER

No waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other subsequent breach, and the failure of a party, at any time to enforce any provision hereof shall not be deemed to be a waiver of any right of any such party subsequently to enforce any such provision or any other provision hereof.

19)	INDEMNIFICATION

19.1	The Licensee undertakes full responsibility for proper use of the Licensed Trademarks as per the terms hereof, including maintaining the standards as prevalent in its industry for its products and Licensee shall be solely liable for all or any claims or losses to the Owner arising on account of non compliance of the terms hereof and / or with respect to the misuse by the Licensee of the Licensed Trademarks pursuant to this Agreement. The Licensee shall indemnify and continue to indemnify and hold Owner harmless for all damages, claims, losses, costs and expenses incurred resulting from Licensee’s improper use of the Licensed Trademarks in terms hereof or otherwise as well as against all reasonable third-party costs and expenses in respect of any action or proceedings which may be adopted against the Owner in that behalf.

19.2

The Parties expressly agree that, in the event of default by the Licensee to perform any of its covenants, obligations, or agreements contained herein, in addition to the Owner’s right to terminate this Agreement under Clause 13.1.1 above, full legal remedies shall remain available to the Owner upon such violation, default or failure, including the right to seek to recover monetary damages or to seek to secure such other relief appropriate to the circumstances.

20)	DATE OF AGREEMENT

It is agreed between the Parties hereto that this Agreement shall be deemed to be executed on the last of the dates on which the signature by the signatories has been affixed to this Agreement as indicated hereinbelow.

21)	ENTIRE AGREEMENT

This writing constitutes the entire agreement among the Parties hereto relating to the subject matter of this Agreement, and there are no understandings, representations or warranties of any kind except as expressly set forth herein. This Agreement may be amended by the Parties only in writing signed by all the parties.

22)	JURISDICTION

It is specifically understood that in the event of any disputes or differences between the parties hereto, subject to Clause 16, the appropriate courts in India alone, to the exclusion of all other courts, shall have jurisdiction.

23)	VIOLATION OF TERMS

The Parties agree that each Party shall be entitled to seek an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Parties from committing any violation or enforce the performance of the covenants, obligations and representations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity, including without limitation a right for recovery of related costs, if any and a right for damages.

24)	SEVERABILITY

If any provision or part of this Agreement is or should become invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect nor impair the validity, legality or enforceability of any other provision in this Agreement, and the remainder of this Agreement shall continue in full force and effect.

25)	CONFIRMATION

ALPS confirms that it is aware of the terms of this Agreement and that the usage of the Licensed Trademarks shall be in terms hereof.

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IN WITNESS WHEREOF, the Parties above mentioned have caused these presents to be executed on the date, month and year hereinbelow written.

SIGNED AND DELIVERED by	)
KOTAK MAHINDRA BANK LIMITED	)
pursuant to the Resolution passed at the meeting	)
of the Committee of the Board of Directors held	)
on through its Authorised	)
Signatory Mr. Bhargesh Ojha in the presence of	)

Date:
)
SIGNED AND DELIVERED by:	)
FINANCIAL INVESTORS TRUST,	)
ON BEHALF OF ALPS/KOTAK INDIA	)
GROWTH FUND	)
Authorised Signatory:

Name:
Title:
Date:
Witness:

SIGNED AND DELIVERED by
KOTAK MAHINDRA (UK) LIMITED
through its Authorised Signatory
Mr.
in the presence of
Date:

SIGNED AND DELIVERED by: ALPS ADVISORS, INC. Authorised Signatory: Name: Title: Date: Witness:

ANNEXURE A

GRAPHICAL REPRESENTATION OF ALL TRADEMARKS LICENSED TO

LICENSEE UNDER THIS AGREEMENT

No.	Trade Marks

1

2

3